UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

             EXHIBIT 99. 1

NEWS RELEASE

January 11, 2006	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UIL Elects President of Holding Company
The Board of Directors of UIL Holdings (NYSE:UIL) announced today the appointment of James P. Torgerson as President of UIL Holdings. Mr. Torgerson will assume the duties of President from Mr. Nathaniel D. Woodson, currently Chairman, President and Chief Executive Officer of UIL on January 23, 2006. Mr. Woodson will continue as Chairman of the Board of Directors and Chief Executive Officer.

The appointment of Mr. Torgerson as President is the result of a comprehensive effort by a Succession Committee of the Board of Directors, who were assisted by an Executive Search Firm. The Succession Committee, comprised of six outside Directors, was formed over a year ago to examine alternatives for a successor to Mr. Woodson, who will retire during 2006 pursuant to UIL Holdings mandatory retirement age of 65 for all officers.

“I am excited to join UIL, which is a well managed company with strong leadership and capable employees,” said Mr. Torgerson. “I also look forward to getting involved with the local communities and establishing relationships with the local and state policy makers.”

Mr. Torgerson is President and Chief Executive Officer of the Midwest Independent Transmission System Operator (ISO), and a member of its Board of Directors. A veteran utility executive, Mr. Torgerson was the guiding force behind the Midwest ISO’s ongoing successful operations since 1999. The Midwest ISO is the Regional Transmission Organization (RTO) that maintains functional control over the electricity grid and operates the Day Ahead and Real Time electric energy market in 15 states across the Midwest and the province of Manitoba.

During 2005, Mr. Torgerson was Chairman of the ISO/RTO Council, a voluntary organization comprised of the highest-ranking full-time executives of North America’s Independent System Operators and Regional Transmission Organizations. The Council coordinates, develops and promotes processes and tools for the benefit of the industry.

Prior to joining the Midwest ISO, Mr. Torgerson served as Vice President and Chief Financial Officer of DPL Inc., the holding company of Dayton Power and Light, and of Puget Sound Energy, Inc., and he was also Executive Vice President, Chief Financial and Administrative Officer of Washington Energy Company. Mr. Torgerson is a proven leader in finance, organization design and executive management.

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(UIL Elects President of Holding Company - page 2)

“Jim’s experience with transmission systems will be uniquely helpful to UIL, as UIL sees great value in transmission now and in the future,” said Mr. Woodson. “Our management team has worked diligently over the past several years to identify opportunities to invest in transmission, particularly the Middletown/Norwalk transmission line. Also, we are at a point in time when Connecticut and New England are facing important policy issues and debates pertaining to New England transmission infrastructure. Jim’s experience in matters of this nature will provide valuable new insights into these policy debates.”

A native of Cleveland, Ohio, Mr. Torgerson received a Bachelor of Business Administration in accounting from Cleveland State University. Mr. Torgerson and his wife Mary Ann have three children.

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport areas; Xcelecom Inc., a leading provider of specialty contracting and voice-data-video systems integration; United Capital Investments, Inc., a subsidiary which holds a number of passive and minority investments, including a 25% interest in the Cross-Sound cable; and United Bridgeport Energy, Inc., a subsidiary which holds a minority ownership interest in a gas-fired merchant wholesale electric generating facility. For more information on UIL Holdings, visit us at http://www.uil.com.

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